UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 14, 2014

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

Sale of Preferred Units in our Operating Partnership

On November 14, 2014, a purchase of securities (the “Put Exercise”) was completed by Sentinel RE Investment Holdings, LP, an affiliate of Kohlberg Kravis Roberts & Co., (the “Investor”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of February 10, 2013, as amended, between Sentio Healtchare Properties, Inc. (the “Company,” “we,” or “us”), Sentio Healthcare Properties OP, L.P. (our “Operating Partnership”), and the Investor. The Purchase Agreement and the transactions contemplated thereunder were previously reported in the Company’s Current Report on Form 8-K (the Prior 8-K) filed with the Securities and Exchange Commission on February 12, 2013.

Pursuant to the Put Exercise, the Investor purchased the following securities for an aggregate purchase price of $8.67 million:

•	86,710 newly-issued Series B Convertible Preferred Units of limited partnership interest of the Operating Partnership (the “Series B Preferred Units”), which are convertible into approximately 865,369 shares of the Company’s common stock at the currently effective conversion price.

After giving effect to the Put Exercise, 1,037,980 Series B Preferred Units remain issuable under the Purchase Agreement. The obligation of the Investor to purchase additional Series B Preferred Units under the Purchase Agreement is conditioned upon, among other things, the receipt of notice from us of the intention to sell a specified amount of securities to the Investor to finance a proposed real estate acquisition.

Disclosure concerning the other terms and conditions of the Series B Preferred Units, the transfer and registration thereof and the covenants in the Purchase Agreement and the related agreements is incorporated herein by reference from the Prior 8-K. The above summary of the issuance of the Series B Preferred Units does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and related agreements attached to the Prior 8-K as Exhibits 10.1, 10.2 and 10.3, and incorporated by reference herein.

Gables Portfolio

On November 14, 2014, through wholly owned subsidiaries, we became obligated pursuant to an agreement of sale dated September 11, 2014 as amended on October 22, 2014 and November 19, 2014 to acquire real estate property (“Gables Portfolio”) from Kentridge at Golden Pond, Ltd., Great-Kent, LLC, Great-Hudson, LLC, and Gables-Hudson, LLC (collectively, the “Sellers”), none of which are affiliated with us or our advisor, for an approximate purchase price of $34.3 million. The Gables Portfolio consists of two assisted living and memory care facilities with a total of 203 units, located in Ohio. Except with respect to specific contingencies, we do not have the right to terminate the agreement of sale without the Sellers’ consent. We expect to fund the purchase of the Gables Portfolio with proceeds from the sale of the Series B Preferred Units to the Investor in accordance with the Purchase Agreement, and with proceeds from the Loan (as described in Item 2.03 below).

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties’ and analyzed how the property compares to comparable properties in its market.

Pursuant to the agreement of sale, we have paid an aggregate deposit of $0.3 million to an escrow account, and we are obligated to pay a portion of certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable except with respect to specific contingencies upon the expiration of the due diligence period.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

KeyBank Term Loan

The information required by Item 1.01 related to the term loan described below under Item 2.03 is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On November 14, 2014, through wholly owned subsidiaries, we entered into a secured loan agreement with KeyBank National Association (“KeyBank”), an unaffiliated lender, with a commitment amount of approximately $38.0 million (the “Loan”), which is to be secured initially by the Mesa Vista Inn property and the Live Oaks Village Portfolio (discussed below). We have provided a performance and repayment guaranty of the Loan up to 35% of the amount funded under the Loan. KeyBank funded $8.3 million of the commitment in connection with the acquisition of two assisted living and memory care facilities located in Louisiana, which we refer to as the Live Oaks Village Portfolio, and an additional $10.0 million to refinance the existing debt on the Mesa Vista Inn property. The remaining commitment of $19.8 million is available to fund specified future acquisitions. As these acquisitions are funded, they will be added as additional collateral for the Loan. The Loan has an initial term of three years at a floating interest rate of the one-month LIBOR plus 2.75%. Loan payments are interest only for the initial three-year term. We have the right to make prepayments on the Loan, in whole or in part, without prepayment penalty and individual assets can be removed from the Loan, subject to the maintenance of required Loan to value and debt service coverage ratios. We have an extension option for a single one-year term in which the payments would include principal amortization based on a 30-year amortization period.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The Put Exercise was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: November 20, 2014	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer